UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2014

HYATT HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34521	20-1480589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

71 South Wacker Drive, 12th Floor Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 750-1234

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2014, Gebhard F. Rainer, Executive Vice President and Chief Financial Officer, of Hyatt Hotels Corporation (the “Company”), notified the Company that he will step down as the Company’s Executive Vice President and Chief Financial Officer, effective September 26, 2014 to pursue another professional opportunity. Mr. Rainer’s resignation is not a result of any disagreement with the Company’s independent auditors or any member of management on any matter of accounting principles or practices, financial statement disclosure or internal controls.

As of September 26, 2014, Mr. Mark S. Hoplamazian, the Company’s President and Chief Executive Officer, will assume the additional duties of principal financial officer of the Company pending the search for Mr. Rainer’s replacement.

Mr. Hoplamazian, age 50, has been a member of our board of directors since November 2006. He has served as our President and Chief Executive Officer since December 2006, as interim President from July 2006 to December 2006 and Vice President from August 2004 to December 2004. From April 2004 to August 2009, Mr. Hoplamazian served as President and Director of The Pritzker Organization (“TPO”). Mr. Hoplamazian served in various capacities with TPO since its formation in 1997 and with its predecessors prior to its formation, including managing its merchant banking and investment activities. From August 2009 to December 2010, Mr. Hoplamazian was a Vice President of TPO. Mr. Hoplamazian is the current Chairman of the National Advisory Council on Minority Business Enterprise. He serves on the Advisory Board of Facing History and Ourselves, the Council on the University of Chicago Booth School of Business, the Board of Directors of New Schools for Chicago, the Executive Committee of the Board of Directors of World Business Chicago, and the Henry Crown Fellowship Program Board of Overseers. Mr. Hoplamazian is a member of the World Travel & Tourism Council and the Commercial Club of Chicago, and is a member of the Discovery Class of the Henry Crown Fellowship.

The Company is not making any changes to the current compensation arrangement for Mr. Hoplamazian in connection with his appointment as interim principal financial officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hyatt Hotels Corporation

Date: September 8, 2014	By:	/s/ Rena Hozore Reiss
Rena Hozore Reiss
Executive Vice President, General Counsel and Secretary